Exhibit 3.2

State of West Virginia

Certificate

I, Betty Ireland, Secretary of State of the
State of West Virginia, hereby certify that

PDC 2005-B LIMITED PARTNERSHIP

Control Number: 73464

has filed its application for "Certificate of Limited Partnership" in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as a limited partnership from its effective date of February 08, 2005 until a certificate of cancellation has been filed with Secretary of State.

Therefore, I hereby issue this

CERTIFICATE OF LIMITED PARTNERSHIP

Given under my hand and the Great Seal of the State of West Virginia on this day of February 8, 2005

/s/ Betty Ireland

Secretary of State